Exhibit 10.3

AGREEMENT

This Agreement made and entered into effective at the day of April 1st, 2018, by and between:

SolidRun Ltd., an Israel corporation, having its principal place of business at 7 HaMada St PO Box 320 Yokne’am Illit 2069201 Israel (hereinafter referred to as “Company “) and PicoCELA Inc., a Japanese corporation, having its principal place of business at SANOS Nihonbashi 4th Floor, 2-34-5 Nihonbashi Ningyo-cho, Chuo-ku, Tokyo, Japan (hereinafter referred to as “BUYER”).

Whereas, BUYER desires to purchase from Company and Company desires to sell to BUYER certain products under the terms and conditions set out in this Agreement.

Now, therefore, in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:

Article 1. PURCHASE AND SALE

Subject to the terms and conditions of this Agreement, BUYER agrees to purchase and Company agrees to sell those parts to be specified by BUYER for the edge computing device (PCWL-0400) partially designed by BUYER (hereinafter referred to as the “Products”). The Products shall be manufactured by Company in accordance with the standard, requirement and specifications to be separately provided by BUYER to Company (hereinafter referred to as the “Product Requirements”).

Article 2. ORDER PROCEDURE

(a)	At least eighteen (18) weeks prior to the month of production, BUYER shall provide Company with a forecast specifying the quantity of the Products BUYER forecasts to order for the production month.

After reviewing the forecast, Company will confirm back its ability to supply the forecasted quantity. Along with the confirmation, Company will issue a pro-forma invoice for the forecasted quantity of the Products.

(b)	At least sixteen (16) weeks prior to the month of production, BUYER shall, based on Company’s pro-forma invoice, issue a purchase order to Company and all purchase orders shall state the product name, model, model number, description, quantity, price, payment terms, delivery date, marking and destination, etc. of the Products (the “Purchase Order”).

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(c)	Within three (3) working days of receiving the Purchase Order, Company shall notify BUYER by email of its acceptance or rejection of Purchase Orders.

If Company notifies its acceptance or if Company fails to notify its rejection within the said three (3) days, the Purchase Order shall be deemed to be accepted. BUYER may without penalty, however, cancel any Purchase Order by notifying Company within five (5) days from the acceptance of the Purchase Order.

(d)	Company shall keep the Products in stock for a maximum period of eight (8) months from the date of the Purchase Order and BUYER may change the delivery date specified in the Purchase Order by informing Company by email as long as the changed delivery date is within such eight (8) months.

Article 3. PRICE

(a)	Company shall sell and BUYER shall purchase the Products at the prices to be mutually agreed upon when the relevant Purchase Order is received by Company.

(b)	The prices for the Products shall be on the basis of Ex-Works Kazerin or any other production site managed by the company and notified to BUYER（hereinafter referred to as “SR Site”） and shall be in US dollars.

Article 4. TERMS OF PAYMENT

Subject to the receipt of relevant invoices, BUYER shall pay Company the prices for the Products as follows:

(a)	The down payment of fifty percent (50%) of the total order for the Products after Company notifies BUYER of its acceptance of the Purchase Order.,

(b)	By the end of the following month of the month in which the relevant Products are accepted by BUYER and delivered to BUYER, BUYER shall pay:

(i) the remaining fifty percent (50%) of the total price of all quantity of the Products, if BUYER requests Company to ship all quantity of the Products.

(ii) if BUYER requests Company to partially ship the Products, the amount to be paid in each shipment shall be fifty (50%) of per unit price of the Product multiplied by the quantity of the Products to be shipped.

(c)	Company’s bank account and other payment details shall be specified in the relevant Purchase Order.

(d)	In case of delay in BUYER’s payment as set forth in Article 4. (b).(i) or Article 4.(b).(ii), BUYER and Company will review and revise the delivery date.

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Article 5. SHIPPING AND DELIVERY

(a)	Shipment terms for all Products shall be EXW SR Site.

(b)	Title and risk of loss or damage to the Products shall pass to BUYER from Company on EXW SR Site.

(c)	Company shall at its own expense secure strong and properly airworthy or seaworthy packing for the Products.

(d)	Immediately upon completion of the shipment, Company shall at its own risk and expense furnish BUYER with all of the required documents by express registered airmail so that BUYER can effect timely importation at the unloading port.

(e)	Company shall ensure that the Products are delivered to BUYER no later than the delivery date specified in the Purchase Order.

(f)	In the event that Company becomes aware that the delivery of Products may be delayed, Company shall use its best efforts, in consultation with BUYER, to remedy the delay.

(g)	Should delivery of the Products be delayed for any reason for which Company is responsible, excluding cases where the delay is caused by a third party (i.e. but not limited to: components suppliers, force majeure, etc.), Company shall do its best efforts to expedite the delivery and shall compensate for possible damages incurred in the late delivery of the Products and costs which BUYER would not have paid if such delay or anticipated delay had not occurred. The compensation amount will be limited to 30% of the relevant part of the total affected order of the Products. Without limiting the foregoing, if the parties agree to ship the Products by air, Company shall pay the extra freight cost of such shipment in case where the delay is caused solely by Company.

(h)	In order to make BUYER aware of the production progress and to prevent the delay in delivery of the Products to BUYER, Company shall prepare and send to BUYER a monthly report describing the status of product manufacturing．The monthly Report on Parts shall cover, among other things, the following items:

(i) Progress on the preparation and procurement as compared with Company’s schedule and plan

(ii) Current outlook whether the Products will be produced on schedule, in terms of quality and quantity.

(iii) If the current progress is not on schedule, Company shall report on the details of the affected parts and their problems, and its counter-measures to recover the delayed schedule.

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Article 6. INSPECTION AND ACCEPTANCE

(a)	Company shall perform outgoing inspection of the Products for every shipment at Company’s plant in accordance with the applicable Product Requirements and shall certify that all the Products comply with the applicable Product Requirements. Tests and inspection results are available at the company’s databases and will be handed over as per requests.

All costs and expense incurred for such inspection and certification shall be borne by Company.

(b)	BUYER shall have the right to perform or cause to be performed incoming inspection and test of the Products. All expenses incurred in such inspection shall be borne by BUYER.

(c)	In the event BUYER detects that the shipped Products do not meet the applicable Product Requirements, BUYER shall have the right to request the repair or replacement of Products in accordance with the Product Requirements.

Article 7. SAFETY STANDARDS

Company shall, at its cost and responsibility, take all necessary steps so that the Products shall meet all applicable government or regulatory safety standards as of the date of delivery.

Article 8. WARRANTY

(a)	Company warrants that title to the Products, when conveyed to BUYER on an EXW SR Site basis, as the case may be, shall be good, that the transfer shall be lawful and that the Products shall be delivered free from any security interest or encumbrance except as otherwise agreed upon between the parties in writing.

(b)	Company warrants that the Products are manufactured by Company in accordance with the Product Requirements. Company also warrants that, for twelve (12) months from the date of shipment from Company to BUYER, Products shall be free from any defect in material or workmanship. If requested by BUYER, Company and BUYER will discuss and agree to a change of the warranty period and the terms and conditions therefor.

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(c)	Company’s standard warranty length is twelve (12) months from delivery date. Additional six (6) months warranty is optional by adding three percent (3%) on top of the product price.

(d)	Whenever the Products are found to be defective in any way, BUYER shall have the right to return such defective Products to Company for repair or replacement thereof and Company shall, at BUYER’s option, repair or replace such defective Products at Company’s expense within 16 weeks. Freight cost for such return or replacement shall be borne by Company .

Article 9. INTELLECTUAL PROPERTY RIGHTS

All rights to inventions, rights to receive patents, ideas and know-hows (collectively defined as “Intellectual Property Rights”) regarding such portions of the Products as developed or designed by BUYER shall belong to BUYER.

Article 10. PROPRIETARY RIGHTS INDEMNITY

Company shall, at its expense and at BUYER’s request, defend any claim or action brought against BUYER, and BUYER’s subsidiaries, affiliates, directors, officers, employees, agents and independent contractors, to the extent it is based on a claim that any Product provided under this Agreement infringes or violates any patent, copyright, trademark, trade secret or other proprietary right of a third party, and Company shall indemnify and hold BUYER harmless from and against any costs, damages and fees reasonably incurred by BUYER, including but not limited to fees of attorneys and other professionals, that are attributable to any such claim.

Article 11. PRODUCT INDEMNITY

Company shall indemnify, hold harmless, and at BUYER’s request, defend BUYER and BUYER’s subsidiaries, directors, officers, employees, agents and independent contractors from and against any loss, cost, liability, fine, penalty or expense (including court costs and reasonable fees of attorneys and other professionals) in connection with any claim, whether based on contract or tort (including negligence and products liability) concerning or asserting: (i) any injury or damage to person or property or economic loss caused, in whole or in part, by any Product; (ii) Company’s performance or non-performance under this Agreement; or (iii) any violation by Company of any statute, ordinance or regulation. Liability cap should not exclude the total of last 6 months order amount and not higher of Two Million US dollars (US$2M), whichever is lower.

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Article 12. COMPANY’S OBLIGATIONS

(a)	Company shall not manufacture or sell, or cause to be manufactured or sold, the Products to any party other than BUYER.

(b)	Company shall not, without the prior written consent of BUYER, deal in any way with any of BUYER’s customers, including without limitation by negotiating or providing or receiving any products or information.

Article 13. DISCONTINUANCE OF THE PRODUCTS

If Company intends to cease production of the Products, it will have the right to do so upon two hundred and forty (240) days’ written notice to BUYER. COMPANY has no liability to BUYER for such cessation of production.

Article 14. SECRECY OF INFORMATION

Each party may disclose to the other party certain confidential technical and business information which either party (hereinafter referred to as “Disclosing Party”) desires the other party (hereinafter referred to as “Receiving Party”) to treat as confidential.

Confidential Information means any information disclosed by the Disclosing Party to the Receiving Party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including, without limitation, documents, prototypes, samples, software, schematics, flowcharts, graphical layouts and descriptions, plant and equipment), which is designated as “Confidential”. Information disclosed orally shall be considered as “Confidential Information” if such information is indicated as Confidential Information at the time of disclosure and confirmed in writing as being Confidential Information within three (3) weeks after the initial disclosure. Confidential Information shall not, however, include any information which the Receiving Party can prove by documentary evidence:

(a)	was publicly known and made generally available in the public domain prior to the time of disclosure by the Disclosing Party;

(b)	becomes publicly known and made generally available after disclosure by the Disclosing Party to the Receiving Party through no action or inaction of the Receiving Party;

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(c)	is already in the possession of the Receiving Party at the time of disclosure by the Disclosing Party as shown by the Receiving Party’s files and records prior to the time of disclosure;

(d)	is obtained by the Receiving Party from a third party without a breach by the third party’s obligations of confidentiality;

(e)	is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information, as shown by documents and other competent evidence in the Receiving Party’s possession; or

(f)	is required by law to be disclosed by the Receiving Party, provided that the Receiving Party give the Disclosing Party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

Article 15. ASSIGNMENT

Neither party shall assign, transfer or otherwise dispose of this Agreement or any of the rights or obligations hereunder in whole or in part, to any third party without the prior written consent of the other party.

Article 16. TERM AND TERMINATION

(a)	This Agreement shall be effective on the date first written above and unless earlier terminated in accordance with the provisions of this Agreement shall continue in force and effect for one (1) year therefrom. This Agreement shall be automatically renewed for one (1) year and thereafter from year to year, unless either of the parties gives the other at least three (3) month’s prior written notice of termination before the expiration of the initial or any renewal term of this Agreement. If such prior written notice is given by either party, then this Agreement shall terminate on the initial or, as the case may be, duly renewed expire date hereof.

(b)	Notwithstanding anything to the contrary in this Agreement, BUYER may terminate this Agreement at any time, with or without cause and without penalty by giving Company at least one (1) month prior written notice to terminate this Agreement. In the event of termination pursuant to this paragraph 15 (b), any Purchase Order in existence at the time notice of termination hereunder is delivered shall continue in full force and effect.

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(c)	If any of the following events occur in respect of either party, the other party may forthwith terminate or cancel this Agreement and/or any Purchase Order by sending a written notice to the defaulting party :

	(i)	If either party continues in default of any obligation imposed on it herein or in any Purchase Order for more than thirty (30) days after written notice has been dispatched by registered airmail by the other party requesting the party in default to remedy such default;

	(ii)	If either party is subjected to compulsory execution, public auction, coercive collection for nonpayment or delay in payment of taxes or public imposts, or suspension of business by public authorities, or if an application or petition is submitted for bankruptcy, corporate arrangement or commencement of corporate reorganization or composition, whether voluntary or involuntary, or if either party adopts a resolution for discontinuance of its business or for a substantial decrease of its capital or for dissolution or merger into another company, or if either party is unable to pay its business debts or fulfill its obligations generally as they come due;

	(iii)	If, due to any substantial change in ownership, management or effective control of either party, there exists any reasonable ground to suspect the existence of obstacles to the effective continuance of this Agreement.

Article 17. EFFECT OF TERMINATION

(a)	In the event of termination or expiration of this Agreement, the provisions of this Agreement shall continue to apply to all Purchase Orders accepted by Company prior to the effective date of such termination or expiration.

(b)	Notwithstanding any termination of this Agreement, the provisions of Articles 8, 9, 10, 11, 12, 14, 15,17, 21 and 22 shall remain in effect.

Article 18. NOTICE

(a)	Except as otherwise provided herein all notices to be given or made under this Agreement shall be in writing and sent by registered airmail, postage prepaid and return receipt request, or telex or fax followed by a confirming letter by registered airmail and addressed to the principal office of the parties as indicated hereinabove or to such other address as either party may hereafter furnish to the other party in writing.

(b)	All notices shall be effective on the 5th day after mailing by registered airmail, or when the answerback code is received where sent by telex.

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Article 19. FORCE MAJEURE

In the event of any failure or delay by either party hereto in the performance of all or any part of this Agreement and/or each Purchase Order due to acts of God, earthquake, fire, war, civil commotion, riots, enactment, alteration or abrogation of law, quarantine restrictions, embargoes or any other force majeure beyond the control of either party, the party involved in any of these events shall be exempted from any obligation to be performed hereunder or thereunder. Provided that the party so affected shall immediately notify the other party of the delay or non-performance of its obligations and shall take all reasonable steps to alleviate the cause of the force majeure, if possible.

Article 20. ENTIRE AGREEMENT

This Agreement constitutes the entire and only agreement between the parties hereto and supersedes all previous understandings, commitments and agreements, whether oral or in writing relating to the subject matter hereof, and no modification, amendment or supplement of this Agreement shall be binding upon the parties hereto except by mutual express written consent of subsequent date signed by authorized representative or officer of each of the parties hereto.

Article 21. ARBITRATION

Any dispute, controversy or claim arising out of or relating to this Agreement or any Purchase Order, or the breach thereof, shall be settled by arbitration in accordance with the following provisions:

(a)	Arbitration shall be held in Tokyo, Japan pursuant to the arbitration rules of the Japan Commercial Arbitration Association.

(b)	The number of arbitrators shall be three. Within ten (10) days after the initiation of an arbitration proceeding, Company and BUYER shall each select one (1) arbitrator and those arbitrators shall then select, within ten (10) days, a third arbitrator. The written decision agreed upon by at least two of the three arbitrators shall be final and binding.

Article 22. GOVERNING LAW AND TRADE TERMS

(a)	It is mutually agreed that, except as otherwise required by mandatory provisions of applicable laws, the terms of this Agreement and the performance hereunder shall in all respects be governed by and interpreted in accordance with the laws of Japan. The parties agree that the United Nations convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

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(b)	Except as otherwise expressly provided herein the trade terms used in this Agreement and any Purchase Order shall wherever applicable be subject to the provisions of the latest INCOTERMS.

Article 23. MISCELLANEOUS

(a)	Waiver: A waiver by a party hereto of any particular provision hereof shall not be deemed to constitute a waiver in the future of the same or any other provision of this Agreement.

(b)	Severability: The parties hereto agree that, in the event of one or more of the provisions hereof being subsequently declared invalid or unenforceable by court or administrative decision, such invalidity or unenforceability of any of the provisions shall not in any way affect the validity or enforceability of any other provisions hereof except those of which the invalidated or unenforceable provisions comprise an integral part of or are otherwise clearly inseparable from such other provisions.

(c)	Applicable Language: This Agreement has been executed by the parties hereto in the English language, and no translated version of this Agreement into any other language shall be controlling or binding upon any of the parties hereto.

(d)	Titles: This Article and paragraph titles in this Agreement have been inserted for convenience only and shall in no way be used in the interpretation hereof.

(e)	Independent Contractors: The relationship of the parties hereto is that of independent contractor. This Agreement shall in no way constitute, or be deemed to constitute one party, the agent, partner, joint venture or legal representative of the other.

(f)	Survival of Obligations: Termination or expiration of this Agreement for any cause shall not release either party hereto from any liability which at the time of termination or expiration has already accrued in respect of any act or omission prior to such termination or expiration.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective representatives or officers duly authorized thereunder as of the date first above written.

SolidRun Ltd.	PicoCELA Inc.

/s/ Atai Ziv	/s/ Hiroshi Furukawa
CEO	CEO

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